Exhibit (a)(1)(E)
CASH OFFER
(the “Offer”)

for
up to 16,390,172 Outstanding Shares of Common Stock (including those represented by American Depositary Shares (each representing 2 Shares of Common Stock))

of
COMPAÑÍA CERVECERÍAS UNIDAS S.A.
(UNITED BREWERIES COMPANY, INC.)
at a Tender Offer Price of
Ch$6,800 Per Share of Common Stock
(equivalent to Ch$13,600 per American Depositary Share (each representing 2 Shares of Common Stock)), without any interest, and less applicable withholding taxes and certain fees, as further described below and in the Offer to Purchase (as defined below)

by
INVERSIONES Y RENTAS S.A.

THE PERIOD FOR TENDERING ADSs HELD THROUGH
THE DEPOSITORY TRUST COMPANY (“DTC”) IN THE OFFER
WILL BEGIN ON MAY 19, 2021 AND
WILL EXPIRE AT
3:30 P.M. (NEW YORK TIME) ON JUNE 17, 2021,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (THE “EXPIRATION DATE”).

THE TENDER WITHDRAWAL RIGHTS IN RESPECT OF ADSs TENDERED WITH THE ADS
TENDER AGENT WILL EXPIRE AT 3:30 P.M., NEW YORK CITY TIME, ON JUNE 17, 2021,
UNLESS THE EXPIRATION DATE IS EXTENDED OR EARLIER TERMINATED.

ADSs TENDERED ON OR PRIOR TO THE EXPIRATION OF THE EXPIRATION DATE MAY NOT
BE WITHDRAWN EXCEPT AS DESCRIBED IN THE OFFER TO PURCHASE
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees for whose accounts you hold ADSs (as defined below):
Inversiones y Rentas S.A. (“IRSA”), is making an offer (the “Offer”) for up to 16,390,172 issued and outstanding shares of common stock, no par value, of Compañía Cervecerías Unidas S.A., an open stock corporation (sociedad anónima abierta) organized under the laws of the Republic of Chile (“CCU”) with tax identification number (rol único tributario) 90,413,000-1 (the “Shares” and each a “Share”), from all holders, wherever located, and whether they currently hold such Shares in the form of Shares or American Depositary Shares (the “ADSs,” and each an “ADS”) of CCU (each representing two (2) Shares), at a purchase price of Ch$6,800 per Share (equivalent to Ch$13,600 per ADS), in cash, without interest (the “Tender Offer Price”), upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase, dated May 19, 2021 (the “Offer to Purchase”). The Offer is conducted in accordance with applicable United States securities laws and the 5th paragraph of Article 198 of Chilean Law No. 18,045. The Offer will be settled in the Bolsa de Comercio de Santiago, Bolsa de Valores by delivery of the Shares to the Chilean Share Tender Agent (as defined in the Offer to Purchase) against payment of the Tender Offer Price. The Tender Offer Price for the Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will be paid by IRSA in Chilean pesos. However, IRSA has directed the U.S. Settlement Agent (as defined in the Offer to Purchase) to coordinate with the FX Agent (as defined in the Offer to Purchase) for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price

Exchange Rate (as defined in the Offer to Purchase), less distribution fees (as defined in the Offer to Purchase) and applicable withholding taxes, upon the terms and subject to certain conditions described in the Offer to Purchase. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.
Enclosed herewith for your information and forwarding to your clients are copies of the following documents:
1.	The Offer to Purchase, dated May 19, 2021; and
2.	A printed form of letter which may be sent to your clients for whose accounts you hold ADSs, with space provided for obtaining such clients’ instructions with regard to the Offer.
WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE AS THE EXPIRATION DATE WILL EXPIRE AT 3:30 PM, NEW YORK TIME, ON June 17, 2021, UNLESS THE OFFER IS EXTENDED.
Please note the following:
1.	ADS Tender Agent:
Computershare Trust Company, N.A., a federally chartered trust company (the “Trust Company”), and Computershare Inc., a Delaware corporation (“Computershare”), as U.S. share tender agent of IRSA for the Shares in the Offer, have been appointed as ADS Tender Agent by IRSA for the ADSs to be tendered in connection with the Offer. Any questions you may have with respect to the ways in which ADSs may be tendered in the Offer to the ADS Tender Agent should be directed to the Information Agent for the Offer, Georgeson LLC at +1-888-680-1526 (for holders in North America) or +1-781-575-2137 (for holders outside North America).
2.	Securities Subject to the Offer:
The Offer is being made for up to 16,390,172 Shares of the Company, whether currently held in the form of Shares or ADSs. Holders of ADSs validly tendered in the Offer will receive the amount of the Tender Offer Price in cash, which amount shall be payable in U.S. dollars with the conversion thereof based on the ADS Tender Offer Price Exchange Rate, and less distribution fees and any applicable withholding taxes.
3.	Method for Tender:
If you hold ADSs through DTC and you wish to tender those ADSs in the Offer, you will need to (i) send an Agent’s Message to the ADS Tender Agent, and (ii) transfer the ADSs being tendered by book-entry transfer in DTC to the ADS Tender Agent in accordance with the instructions set forth in the Offer to Purchase. See “The Offer—Section 4. Procedures for Accepting the Offer — Holders of ADSs” in the Offer to Purchase.
4.	Withdrawal Rights:
ADSs tendered on or prior to the expiration of the Expiration Date may be withdrawn as described in the Offer to Purchase. See “The Offer—Section 5. Tender Withdrawal Rights” in the Offer to Purchase.
5.	Delivery of Offer Price:
Notwithstanding any other provision of the Offer, delivery of the cash consideration for the ADSs tendered in the Offer will in all cases be made only after timely receipt (i) by the ADS Tender Agent of confirmation from IRSA that it will accept the ADSs validly tendered in the Offer, and (ii) of cash in the amount Ch$6,800 per Share underlying each ADS (equivalent to Ch$13,600 per ADS), without interest, to pay for the ADSs, pursuant to the procedures set forth in “The Offer—Section 4. Procedures for Accepting the Offer — Holders of ADSs” in the Offer to Purchase and on the terms further described below. The Tender Offer Price for the Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will be paid by IRSA in Chilean pesos. However, IRSA has directed the U.S. Settlement Agent (as defined in the Offer to Purchase) to coordinate with the FX Agent (as defined in the Offer to Purchase) for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate, less distribution fees and applicable withholding taxes, upon the terms and subject to certain conditions described in the Offer to Purchase. Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars may fluctuate and that none of the U.S. Settlement Agent, the FX Agent, IRSA, the Chilean Share Tender Agent, or the ADS Tender Agent can guarantee the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars or the timing in which such exchange can be completed. If there are delays with the conversion of the Tender Offer Price into U.S. dollars, the settlement of the Tender Offer for holders of Shares who tender ADSs to the ADS Tender Agent may be delayed, and such delay may be substantial.
Any inquiries you may have with respect to the Offer should be addressed to the Information Agent, Georgeson LLC at 1290 Avenue of the Americas, 9th Floor, New York, New York, 10104, or at +1-888-680-1526 (for holders in North America) or +1-781-575-2137 (for holders outside North America).
Requests for additional copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone number.
May 19, 2021
Very truly yours,

Inversiones y Rentas S.A.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF IRSA, THE COMPANY, THE ADS TENDER AGENT, THE CHILEAN SHARE TENDER AGENT, THE U.S. SETTLEMENT AGENT,THE CHLEAN SUB-CUSTODIAN, OR ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.
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